Exhibit 99.1

ELLINGTON FINANCIAL REPORTS ESTIMATED
BOOK VALUE PER SHARE AS OF FEBRUARY 28, 2019
OLD GREENWICH, CONNECTICUT, March 7, 2019—Ellington Financial Inc. (NYSE: EFC) ("Ellington Financial" or the "Company") today announced that its estimated book value per share as of February 28, 2019 was $18.87. This amount gives effect to the previously announced dividend in the amount of $0.41 per share, payable on March 15, 2019 to holders of record on March 1, 2019, with an ex-dividend date of February 28, 2019. Estimated book value per share is subject to change upon completion of the Company's month-end valuation procedures relating to its investment positions, and any such change could be material. There can be no assurance that the Company's estimated book value per share as of February 28, 2019 is indicative of what the Company's results are likely to be for the three month period ending March 31, 2019 or in future periods, and the Company undertakes no obligation to update or revise its estimated book value per share prior to issuance of financial statements for such periods.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company's results can fluctuate from month to month depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 15, 2018, which can be accessed through the link to our SEC filings under "For Our Shareholders" on the Company's website (www.ellingtonfinancial.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports the Company files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.